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                                  EXHIBIT 99.1
                Press Release from ReDOX Technology Corporation





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                       REDOX SOLIDIFIES POSITION IN RACE
               TO BRING BREAKTHROUGH BATTERY TECHNOLOGY TO MARKET


HOUSTON, TX., August 25th -- Richard A. Szymanski, President of REDOX TECHNOLOGY CORPORATION (OTC-RDOX) today announced the signing of an agreement which will solidify the company's position as a leader in the development of breakthrough battery technology for the 21st Century.

    The agreement signed with the Massachusetts Biotechnology Research Institute (MBRI) and Clark University allow REDOX to combine the results of its decade-long battery research with MBRI's patented aluminum sulfur battery technology. The results is an exceptionally high energy density battery which is environmentally benign. In addition, the battery is made of commonly available materials, making its raw materials inexpensive, and it is manufactured in a thin-film process which minimizes manufacturing costs.

    "Of particular importance to REDOX" noted Szymanski, "is the University's use of interfacing sulfur in an aqueous polysulfide solution. By saturating the solution with sulfur, university researchers were able to convert a substance ordinarily thought of as an insulator (sulfur) into a highly efficient conductor of electricity. The materials are readily available, inexpensive, incapable of exploding as today's batteries can, and contain no hazardous substances which can damage the environment.

    "And beyond that," Szymanski concluded, "there is no battery available or on the drawing board that can touch the aluminum sulfur battery, including weight, cost and energy density."





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    REDOX TECHNOLOGY will use polymer multi-layer technology.  With this technology polymer films can be deposited on moving substrate at speeds up to 1000 feet per minute in thicknesses ranging from a few Angstroms to 50 Mils. This thin-film process greatly reduces the time otherwise needed to develop batteries for specific applications. Szymanski said that virtually any company needing high energy density and low weight would find the new battery highly attractive in terms of power, rechargeability, weight, and development time.

    "It also will be of interest to electric utilities interested in storing high quantities of power for use during periods of peak demand. Similarly, manufacturers of computers, cellular telephones and rechargeable tools and appliances will finally realize their dream of greater energy density, lower cost, totally safe, long-lasting power sources for their products.